For further information contact:
                                            Ernie Mrozek (CFO) 901.766.1268
                                            Bruce Byots (INV) 630.663.2906
                                            Steven Bono (COM) 630.663.2150

FOR IMMEDIATE RELEASE
February 18, 2004


        SERVICEMASTER ISSUES INFORMATION CONCERNING TAX
        -----------------------------------------------
        TREATMENT OF DIVIDEND IN CURRENT AND PRIOR YEARS
        ------------------------------------------------

         DOWNERS GROVE, IL, FEBRUARY 18, 2004 - The ServiceMaster Company (NYSE:
SVM) today announced that it currently expects that approximately 70% of its 2004 dividends on common stock will be taxable as dividend income for federal income tax purposes. The Company currently expects that the taxable portion of its dividend income will grow to be fully taxable by the year 2007 and will provide updated guidance if and when necessary. Any portion that is not taxable as dividend income would be treated as a non-taxable return of capital and would generally be applied to reduce the cost basis of the shares.


         The Company also announced that, based upon a further analysis of the Company's earnings and profits, the dividends paid in 2000 are taxable as dividend income for tax purposes, as originally reported. Therefore it will not be necessary for the Company to issue amended forms 1099-DIV for the year 2000 or for shareholders to file amended returns for that year.


          ServiceMaster is continuing to review the proper tax treatment of dividends paid to shareholders in 2001 and 2002 and expects to provide additional information for those years by December, 2004.


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         It should be noted that this outcome is the result of the Company's favorable tax position and does not affect the Company's reported financial statements. Cash provided from operations in 2003 and in prior years has significantly exceeded dividends paid to shareholders and is expected to continue to do so. As previously reported, dividends are considered taxable only when paid out of current or accumulated earnings and profits as defined under federal tax laws. As a result of its December 1997 reincorporation, the Company only began generating corporate earnings and profits for tax purposes in 1998. Since 1998, earnings and profits for tax purposes, have been reduced by dividend payments, amortization of intangibles for tax reporting purposes, deductions relating to business closures and the timing of certain other tax-related items. As a result and as previously announced, dividends paid in 2003 on the Company's common stock are being treated as a non-taxable return of capital.

Company Overview
----------------

         ServiceMaster provides outsourcing services for more than 10.5 million residential and commercial customers. As America's Service Brands for Home and Business, the core service capabilities of ServiceMaster include lawn care and landscape maintenance, termite and pest control, home warranty, plumbing, heating and air conditioning services (HVAC), cleaning and disaster restoration, furniture repair and home inspection.

         These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, American Residential Services, Rescue Rooter, American Mechanical Services, American Home Shield, ServiceMaster Clean, AmeriSpec, Merry Maids and Furniture Medic.

Business Segments
-----------------

         The Company is primarily comprised of five business segments: The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and landscaping services provided under the TruGreen LandCare brand

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name. The Terminix segment includes domestic termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning (HVAC) and plumbing services provided under the ARS Service Express, Rescue Rooter and AMS brand names.

         The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

Forward-Looking Statements
--------------------------

         This press release contains statements concerning the future tax treatment of dividends that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): extreme weather conditions that affect the demand for the Company's services; competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance, health care or fuel prices; increased governmental regulation of telemarketing; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time and expenses associated with integrating and winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.




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